FORM 3              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                                                    OMB APPROVAL
  INITIAL STATEMENT OF BENEFICIAL                          OMB Number: 3235-0104
     OWNERSHIP OF SECURITIES                      ------------------------------
                                                     Expires: September 30, 1998
                                                        Estimated average burden
                                                    hours per response.......0.5
                                                  ------------------------------

 Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the
                         Investment Company Act of 1940

(Print or Type Responses)

1.   Name and Address of Reporting Person*
     (Last)               (First)           (Middle)
     RICCIO                 LUCA                M.

     5403 MOLINA ROAD (Street)

        (City)                (State)           (Zip)
     NORTH VANCOUVER       B.C., CANADA         V7R 4P5

2.   Date of Event Requiring Statement (Month/Day/Year)
     1/9/2001

3.   IRS or Social Security Number of Reporting Person (Voluntary)

4.   Issuer Name and Ticker or Trading Symbol
     IDAHO CONSOLIDATED METALS CORP.

5.   Relationship of Reporting Person(s) to Issuer (Check all applicable)

     |X| Director        |_| 10% Owner         |_| Officer (give title below)
     |_| Other (specify below)

6.   If Amendment, Date of Original (Month/Day/Year)

7.   Individual or Joint/Group Filing (Check Applicable Line)

     |X|    Form filed by One Reporting Person
     |_|    Form filed by More than One Reporting Person

             Table I - Non-Derivative Securities Beneficially Owned

1. Title of Security     2. Amount of Securities  3. Ownership Form:            4. Nature of Indirect Beneficial Ownership
   (Instr. 4)               Beneficially Owned       Direct (D) or Indirect (I)    (Instr. 5)
                           (Instr. 4)                (Instr. 5)
--------------------------------------------------------------------------------------------------------------------------
COMMON                     5,000                      D

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*If the form is filed by more than one reporting person, see Instruction
5(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required SEC 1473 (7-97) to respond unless the form displays a currently valid OMB control number.
                                                                          (Over)
                                                                 SEC 1473 (7-97)

               Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1. Title of       2. Date Exer-          3. Title and Amount   4. Conversion or     5. Ownership Form        6. Nature of Indirect
   Derivative        cisable and            of Securities         Exercise Price       of Derivative            Beneficial Ownership
   Security          Expiration Date        Underlying            of Derivative        Security: Direct (D)     (Instr. 5)
   (Instr. 4)        (Month/Day/Year)       Derivative            Security             or Indirect (I)
                                            Security                                   (Instr. 5)
                                            (Instr. 4)
                  -------- ---------     ------  -----------
                  Date     Expira-       Title     Amount or
                  Exer-    tion                    Number of
                  cisable  Date                    Shares
--------------    -------- ---------     ------  -----------     ---------------    -----------------------  -----------------------
N/A

Explanation of Responses:

/S/ LUCA RICCIO                                             4 MARCH 2002
--------------------------------                         ---------------------
**Signature of Reporting Person                                   Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
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                                                                 SEC 1473 (7-97)